Exhibit 99.1

DRI Corporation Notes Passage of Federal Legislation to Extend U.S. Public Transit Program

  Continuing Legislation Extends SAFETEA-LU Through September 2011
  Authorized Funding Remains at High Levels; Funds Appropriation is Next Step
  Management Encourages Grassroots Efforts to Support Public Transportation

DALLAS--(BUSINESS WIRE)--March 17, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, noted today that President Barack Obama recently signed into law the continuing legislation to extend the federal program for U.S. highway, transit and highway safety programs until Sept. 30, 2011. The new continuing legislation extends the original authorizing legislation -- the Safe, Accountable, Flexible, Efficient Transportation Act: A Legacy for Users (“SAFETEA-LU”) -- which expired in fiscal year 2009.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “The Surface Transportation Extension Act of 2011 (H.R. 662) authorizes federal funding for U.S. highway, transit and highway safety programs through the end of September 2011 at levels effectively the same as those for fiscal year 2010. You’ll recall those levels totaled more than $10.0 billion, which is approximately where the funding was upon SAFETEA-LU’s expiration in fiscal year 2009. This is noteworthy since prior continuing legislation has generally provided extremely short-term funding periods for only a few months at a time. The new continuing legislation provides funding for seven months -- a remarkable feat considering the nation’s current budgetary constraints. We believe that it underscores the widespread belief that efficient, environmentally friendly mobility is of critical importance to our nation. The next step is for Congress to complete action on the appropriations process, which will determine the ultimate level of funding to be included.”

Prior to being signed into law by President Obama, the vital continuing legislation to extend federal funding for U.S. highway, transit and highway safety programs through the end of September 2011 was passed by the U.S. House of Representatives with a final vote of 421 to 4. One day following the House’s overwhelming vote, the U.S. Senate approved by voice vote the continuing legislation.

The continuing legislation is available for public viewing via http://www.whitehouse.gov/briefing-room/signed-legislation.

GRASSROOTS EFFORTS

A Call to Action

“In both good times and bad times, Americans must have access to mobility to have, among other needs, access to jobs. Public transportation requires bi-partisan support and federal funding to work. We encourage our shareholders and the general public to show their support for public transportation by signing the American Public Transportation Association (“APTA”) online petition to Congress, which is available at http://www.publictransportation.org/petition/, or by texting TRANSIT to 86677,” Mr. Turney said.

The U.S. Transit Industry’s Recent Efforts on Capitol Hill

The Company’s management was among the more than 600 public transportation industry leaders convening in Washington, D.C., at APTA’s annual Legislative Conference, March 14-16, 2011.

Mr. Turney said: “While there, public transit industry leaders met with congressional leaders on Capitol Hill to share our reasons as to why they should endeavor to help ensure U.S. public transportation is funded at predictable, long-term levels to help stimulate and instill confidence in the economy. It is extremely important for our elected officials to understand that public transportation (1) gets our economy moving, (2) reduces our dependence on foreign oil, (3) helps to protect our environment, and (4) enhances our quality of life. The U.S. public transportation industry creates and supports 1.9 million public and private sector jobs. Public transportation means business.”

The APTA Legislative Conference featured a line-up of esteemed public transportation leaders, including: Ray LaHood, secretary, U.S. Department of Transportation; Peter M. Rogoff, administrator, Federal Transit Administration; Joseph C. Szabo, administrator, Federal Railroad Administration; U.S. Rep. John L. Mica (R-FL), chairman, Committee on Transportation and Infrastructure, U.S. House of Representatives; U.S. Rep. Earl Blumenauer (D-OR), member, Committee on Ways and Means; U.S. Rep. Corrine Brown (D-FL), ranking member, Subcommittee on Railroads, Pipelines, and Hazardous Materials, Committee on Transportation & Infrastructure, U.S. House of Representatives; and U.S. Rep. Steve LaTourette (R-OH), member, Subcommittee on Transportation, Housing, and Urban Development and Committee on Appropriations.

For More Information

  APTA, visit www.apta.com
  How public transportation takes us there, visit www.publictransportation.org
  Business arguments for public transportation, sign into Facebook and “like” https://www.facebook.com/TransitMeansBusiness?ref=ts

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. We manufacture, sell and service Mobitec® and TwinVision® electronic information display systems and Digital Recorders® engineered systems. These proprietary systems and other related products and services help increase the mobility, flow, safety and security of public transportation agencies and their passengers. From our inception in 1983 through our fiscal year-end on Dec. 31, 2009, we’ve grown our product installations to include public transit fleets in more than 50 countries, our annual sales revenues to $82.3 million, and our global workforce to 244 people. We presently have operations and/or sales offices in Australia, Brazil, Germany, Singapore, Sweden and the United States, a joint venture in India, and corporate administrative offices in Dallas, Texas. We also are expanding into Russia. The next time you see a bus, think of us.SM For more information, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K filed April 15, 2010, as well as quarterly reports on Form 10-Q filed May 14, 2010, Aug. 11, 2010, and Nov. 15, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com